SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. ____)

Filed by the Registrant [  ]
Filed by a Party other than the Registrant [X]

Check the appropriate box:

[X]           Preliminary Proxy Statement
[  ]           Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[  ]           Definitive Proxy Statement
[  ]           Definitive Additional Materials
[  ]           Soliciting Material under Rule 14a-12

HF FINANCIAL CORP.
(Name of Registrant as Specified in its Charter)

PL Capital, LLC
Goodbody/PL Capital, LLC
Financial Edge Fund, L.P.
Financial Edge-Strategic Fund, L.P.
PL Capital/Focused Fund, L.P.
Goodbody/PL Capital, L.P.
PL Capital Advisors, LLC
Richard J. Lashley
Beth R. Lashley
Dr. Robin Lashley
John W. Palmer
PL Capital Defined Benefit Pension Plan
Kevin V. Schieffer
                                            Kevin V. Schieffer Grantor Retained Annuity Trust
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]           No fee required.

[  ]           Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

[  ]           Fee paid previously with preliminary materials.

[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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2.	Form, Schedule or Registration Statement No.:

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PRELIMINARY COPY, SUBJECT TO CHANGE, DATED OCTOBER 11, 2011

HF FINANCIAL CORP.
ANNUAL MEETING OF SHAREHOLDERS
DECEMBER 13, 2011

PROXY STATEMENT OF THE PL CAPITAL GROUP
IN OPPOSITION TO
THE BOARD OF DIRECTORS OF HF FINANCIAL CORP.

WHY YOU WERE SENT THIS PROXY STATEMENT

The PL Capital Group (sometimes referred to herein as “we,” “us,” “our” and variants of those words) is seeking your support to elect John W. Palmer and Kevin V. Schieffer to the board of directors of HF Financial, Inc. (“HF Financial” or the “Company”), in opposition to the candidates nominated by the incumbent board of directors of HF Financial.  The members of the PL Capital Group and the other Participants in this solicitation are identified below under the heading “Certain Information Regarding the Participants.”  This proxy statement and form of proxy are first being mailed to shareholders on or about October [•], 2011.

We are taking this action for the reasons noted in this proxy statement, including our disappointment with HF Financial’s financial results and capital management. For example, in fiscal 2011, HF Financial earned $0.10 per share, a decrease of 90% from the $1.00 per share earned in fiscal 2010 and 94% from the $1.61 earned in fiscal 2009. In addition, HF Financial’s tangible book value per share was diluted by HF Financial’s late 2009 capital raise, a move that we opposed at the time. The 2009 capital raise decreased HF Financial’s tangible book value per share from $16.20 on September 30, 2009 (pre-capital raise) to $12.59 on December 31, 2009 (post-capital raise). This tangible book value dilution still remains, as the most recent tangible book value per share was $12.92 as of June 30, 2011, still well below the $16.20 level enjoyed by shareholders before the capital raise.

We are also seeking board representation because HF Financial is at a critical juncture in its history, due to the upcoming retirement of long-time Chairman and Chief Executive Officer (CEO) Curt Hage, who previously announced that he will retire on December 31, 2011.  Before replacing him with a new CEO, we believe the board of directors of HF Financial (sometimes referred to herein as the “board”) should fully examine all of the strategic alternatives available to the Company, including, by way of example, a sale of HF Financial, a merger of equals, acquisitions by HF Financial (including acquisitions of failed banks from the FDIC), stock buybacks, and franchise expansion into new markets.

The PL Capital Group has owned a position in the common stock, par value $0.01 per share (“Common Stock”), of HF Financial since 2008.  Currently, the PL Capital Group collectively owns 8.2% of the Common Stock, and all of the Participants in our solicitation collectively own 9.9% of the Common Stock.  Our investment strategy is to acquire significant stakes in undervalued and/or underperforming banks.  When necessary, we become involved in the bank (for example, running for board seats) to advocate for improvements in financial performance and corporate governance, for the benefit of ALL shareholders.  We believe that our nominees to HF Financial’s board of directors are highly qualified (as discussed below) and will add a fresh perspective to the current board.  We urge you to read their biographies contained herein and make your own decision.

This proxy statement and the accompanying WHITE proxy card are being furnished to the Company’s shareholders in connection with our solicitation of proxies to elect Mr. Palmer and Mr. Schieffer.  Since there are three directors up for re-election, we are “rounding out” our slate of two candidates by permitting shareholders to also vote for the HF Financial nominee other than Mr. [•] and Mr. [•].  Additional voting instructions are contained herein.

MEETING DETAILS AND PROXY MATERIALS

We are soliciting proxies to be used at the 2011 annual meeting of shareholders of HF Financial, including any adjournments or postponements thereof and any meeting which may be called in lieu thereof (the “Annual Meeting”).  The Annual Meeting will be held at the [•] on December 13, 2011 at [•] a.m., Central Time.  The principal executive offices of the Company are located at 225 South Main Avenue, Sioux Falls, South Dakota 57104.  At the Annual Meeting, the shareholders of HF Financial are being asked to consider and vote upon (1) the election of three Class III directors to the board to serve until the 2014 annual meeting of shareholders, (2) the ratification of the appointment of Eide Bailly, LLP, as HF Financial’s independent registered public accounting firm for the fiscal year ending June 30, 2012, and (3) any other matters that may properly come before the Annual Meeting or any adjournments or postponements thereof.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on December 13, 2011.  This proxy statement and the accompanying form of WHITE proxy card are available at www.dfking.com/hffc.

IT IS IMPORTANT THAT YOU RETURN YOUR PROXY PROMPTLY.  IF YOU ARE A RECORD HOLDER, PLEASE SIGN AND DATE YOUR WHITE PROXY CARD PROMPTLY AND RETURN IT IN THE ENCLOSED ENVELOPE TO AVOID UNNECESSARY EXPENSE AND DELAY.  NO POSTAGE IS NECESSARY.  IF YOUR SHARES ARE HELD IN “STREET NAME” BY A BROKER, NOMINEE, FIDUCIARY OR OTHER CUSTODIAN, PLEASE CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND INSTRUCT THEM TO VOTE THE WHITE PROXY CARD ON YOUR BEHALF (YOUR BROKER, NOMINEE, FIDUCIARY OR OTHER CUSTODIAN MAY PERMIT YOU TO VOTE BY THE INTERNET OR BY TELEPHONE).

This proxy statement and the accompanying form of WHITE proxy card are available at www.dfking.com/hffc.  If you have any questions, require any assistance, or would like to request copies of these documents, please contact D.F. King & Co., Inc., proxy solicitors for the PL Capital Group, at the following address and telephone number:

D.F. KING & CO.,INC. 48 Wall Street New York, NY 10005 Toll Free: 1-800-549-6746

Please feel free to call or email the PL Capital Group at the following:

Mr. Richard J. Lashley, Principal	Mr. John W. Palmer, Principal
PL Capital, LLC	PL Capital, LLC
466 Southern Blvd.	20 East Jefferson Avenue
Chatham, NJ 07928	Suite 22
(973) 360-1666	Naperville, IL 60540
(973) 360-1720 (fax)	(630) 848-1340
RLashley@PLCapitalllc.com	(630) 848-1342 (fax)
JPalmer@PLCapitallc.com

THE PL CAPITAL GROUP IS SEEKING TWO BOARD SEATS
FOR THE FOLLOWING REASONS

We are seeking to elect John W. Palmer and Kevin V. Schieffer as directors of the board, in opposition to the candidates nominated by HF Financial because of the following concerns about HF Financial’s performance and management:

HF FINANCIAL’S EARNINGS AND CREDIT QUALITY HAVE DETERIORATED:

●	Fiscal 2011 EPS Declined 90% vs. Fiscal 2010

●	Fiscal 2011 EPS Declined 94% vs. Fiscal 2009

●	Nonperforming Assets (NPAs) Have Increased From 0.73% of Total Assets as of 6/30/10 to 3.12% as of 6/30/11

HF FINANCIAL’S 2009 CAPITAL RAISE WAS DILUTIVE TO SHAREHOLDERS:

●	HF Financial Issued 2.875 Million Shares in the 2009 Capital Raise at $8.00 per Share ($7.22 per share net of issuance costs)

●	Tangible Book Value (TBV) Was $16.20 per Share Before the Capital Raise (9/30/09)

●	TBV Was Diluted to $12.59 per Share After the Capital Raise (12/31/09); a Decrease of 22%

●	This TBV Dilution Remains; TBV was $12.92 per Share (6/30/11)

●
The Effective Net Issuance Price ($7.22 per share) Was 45% of TBV per Share;  That is the LOWEST VALUATION LEVEL that HF Financial’s Common Stock EVER TRADED For in its History (compared to its Tangible Book Value per Share)

●
HF Financial Held 2.083 Million Shares in its Treasury Prior to the 2009 Capital Raise (9/30/09) Which Were Repurchased Over the Years at an Average Price of $14.82 Per Share—The 2009 Capital Raise Effectively Re-Issued Those Shares at a Price of $8.00 Per Share ($7.22 per share net of issuance costs)—Net Difference to Shareholders: -$15.8 Million

●	We Have Not Seen or Heard Any Plan from HF Financial on How They Will Recover This Dilution

●	PL Capital Opposed the 2009 Capital Raise at That Time But HF Financial Effected the Capital Raise in Spite of Such Opposition

HF FINANCIAL IS AT A CRITICAL JUNCTURE IN ITS HISTORY AS IT IS SEEKING TO REPLACE ITS RETIRING CEO.

WE BELIEVE IT’S AN APPROPRIATE TIME FOR THE BOARD TO LOOK AT ALL STRATEGIC ALTERNATIVES:

●	Long-time Chairman and CEO Curt Hage Announced That He is Retiring Effective 12/31/11

●
In Our View, Before Hiring a New CEO, the Board Should Actively Consider All Strategic Alternatives, Including a sale of HF Financial, a Merger of Equals, Acquisitions by HF Financial, Stock Buybacks, and Franchise Expansion into New Markets

HF FINANCIAL’S STOCK PRICE HAS DECLINED:

●	One Year Period Ended 10/7/11: -16%

●	Three Year Period Ended 10/7/11: -29%

●	Five Year Period Ended 10/7/11: -46%

●	Ten Year Period Ended 10/7/11: -10%

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If you share our concerns and views about HF Financial, please vote for John Palmer and Kevin Schieffer on PL Capital Group’s WHITE proxy card.

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IF YOU ARE A SHAREHOLDER OF RECORD YOU MAY VOTE BY MARKING YOUR VOTE ON THE WHITE PROXY CARD WE HAVE ENCLOSED, SIGNING AND DATING IT, AND MAILING IT IN THE POSTAGE-PAID ENVELOPE WE HAVE PROVIDED.

IF YOUR SHARES ARE HELD IN “STREET NAME” BY A BROKER, NOMINEE, FIDUCIARY OR OTHER CUSTODIAN, FOLLOW THE DIRECTIONS GIVEN BY THE BROKER, NOMINEE, FIDUCIARY OR OTHER CUSTODIAN REGARDING HOW TO INSTRUCT THEM TO VOTE YOUR SHARES.  YOUR BROKER, NOMINEE, FIDUCIARY OR OTHER CUSTODIAN MAY PERMIT YOU TO VOTE BY THE INTERNET OR BY TELEPHONE.
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OUR NOMINEES

HF Financial’s board of directors currently consists of seven members.  At the Annual Meeting, the PL Capital Group will seek to elect Mr. Palmer and Mr. Schieffer to fill two of the three open seats, in opposition to the candidates nominated by the Company’s incumbent board of directors.  The election of Mr. Palmer and Mr. Schieffer requires the affirmative vote of a plurality of the votes cast.  (The Company’s “Majority Voting Standard and Director Resignation Policy” does not apply because we are submitting our nominees in opposition to the Company’s nominees.)  If elected, Mr. Palmer and Mr. Schieffer would be entitled to serve a three-year term ending in 2014.

In our opinion, the Company would benefit from fresh perspectives, fresh ideas, fresh viewpoints and new energy as it seeks to confront the current challenges and the challenges that lie ahead.  Our nominees will act to have the Company conduct a meaningful review of its operational and strategic plans to ensure that the enhancement of shareholder value is one of the ultimate objectives.  Other than the plans discussed above, we do not have any specific plans at this time, as we do not have access to the information necessary to formulate meaningful plans for the Company.  If elected, our nominees will be able to work with the Company to formulate specific goals and plans to maximize the value of the Company for all of its shareholders.

INDEPENDENCE AND QUALIFICATIONS OF OUR DIRECTORS

We believe that all of our nominees would be deemed “independent” under the NASDAQ Marketplace Rules.  We also believe that one of our nominees, Mr. Palmer, would qualify as an “audit committee financial expert,” as that term is defined by the Securities and Exchange Commission (SEC) and the NASDAQ Marketplace Rules.

Mr. Palmer’s extensive financial and accounting background, combined with his extensive knowledge of the banking industry, qualify him to serve on the Company’s board of directors.  Specifically, his extensive experience with, and understanding of, financial and accounting issues will allow him to provide the board with valuable recommendations and ideas.  In addition, Mr. Palmer’s extensive knowledge of the banking industry makes him a valuable source of information, and will allow him to provide useful insight and advice.

Mr. Schieffer’s deep financial understanding and legal background qualify him to serve on the Company’s board of directors.  Specifically, his extensive experience as a chief executive officer and businessman has honed his understanding of financial statements and the varied issues that confront businesses, which will make him a valuable source of knowledge for the board of directors.  In addition, Mr. Schieffer’s training and experience as an attorney will allow him to efficiently and effectively address and understand the complex regulatory issues that confront the Company, which will allow him to provide the board with valuable recommendations and ideas.

Furthermore, the role of an effective director inherently requires certain personal qualities, such as integrity, as well as the ability to comprehend, discuss and critically analyze materials and issues that are presented so that the director may exercise judgment and reach conclusions in fulfilling his duties and fiduciary obligations.  The PL Capital Group believes that Mr. Palmer’s and Mr. Schieffer’s backgrounds and expertise, as set forth below, evidence those abilities and are appropriate to their serving on the Company’s board of directors.

MR. JOHN W. PALMER

Mr. Palmer is the co-founder and a principal of PL Capital, LLC, an investment firm specializing in the banking industry.  PL Capital focuses on small-capitalization and mid-capitalization publicly-traded banks, such as HF Financial.

Prior to co-founding PL Capital in 1996, Mr. Palmer was employed by KPMG LLP, an international public accounting firm, from 1983 to 1996. While at KPMG, Mr. Palmer was a Certified Public Accountant (CPA) who specialized as an auditor and a strategic advisor to companies in the commercial banking, consumer finance, thrift, mortgage banking and discount brokerage industries, serving public and privately held clients ranging in size from $25 million to $25 billion in assets. He has extensive involvement in merger and acquisition transactions, public and private securities offerings, and filings with the SEC and other regulatory authorities, including offerings to convert mutual thrift organizations to stock form thrifts. He has advised numerous banking organizations in strategic decisions regarding acquisition alternatives, mergers of equals and opportunities to enhance or expand existing lines of business. In 1994, Mr. Palmer was promoted to the position of Director, KPMG Financial Services - Capital Strategies Group, a corporate finance practice providing merger and acquisition advisory services to thrifts, banks, mortgage companies and other financial services companies nationwide.  In this capacity, Mr. Palmer developed expertise in bank mergers and acquisitions, thrift mutual to stock conversions, valuations, capital restructurings, strategic planning and asset purchases and divestitures.  He has been involved in numerous mergers and acquisitions with transaction values ranging from $10 million to $600 million.

Mr. Palmer also instructed financial institution classes for other KPMG professionals, and spoke at national and regional banking industry conferences.  Mr. Palmer has previously been designated as an “audit committee financial expert” due to his prior experience, understanding of generally accepted accounting principles and financial statements; the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves; experience preparing, auditing, analyzing and evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised in financial statements of publicly traded banks such as HF Financial; an understanding of internal control over financial reporting; and an understanding of audit committee functions.  Mr. Palmer acquired these attributes through his education and experience as a CPA. Mr. Palmer previously served on the audit committee of a public company (Franklin Bancorp, Inc.) where he was designated as an “audit committee financial expert.”

Mr. Palmer currently serves on the board of CFS Bancorp, Inc. which is the parent holding company of Citizens Financial Bank, a $1.1 billion asset federal savings bank which operates 23 offices throughout adjoining markets in Chicago’s Southland and Northwest Indiana where he also serves on the audit committee. Mr. Palmer is the former Chairman of the Board of Directors of Security Financial Bancorp, Inc., a publicly-traded $200 million in assets thrift located in St. John, Indiana which was sold in 2003. Mr. Palmer also previously served as a director of Franklin Bancorp and its wholly owned subsidiary Franklin Bank, NA, a $700 million in assets commercial bank located in Southfield, Michigan, where he also served on the audit, compensation, and loan committees of the board.  Mr. Palmer also served as Chairman of the strategic planning committee of Franklin Bancorp.  He formerly served on the Board of Directors of Clever Ideas, Inc., a privately-held specialty finance company located in Chicago, Illinois from 1998 to 2006.

Mr. Palmer obtained his Bachelor of Accounting Degree from Walsh College in 1983. He formerly practiced as a Certified Public Accountant in Michigan and Illinois and is currently a member of the American Institute of Certified Public Accountants and the Illinois CPA Society. Mr. Palmer, age 51, resides in Naperville, Illinois.

Mr. Palmer is the beneficial owner of 567,852 shares.  He has consented to being named in this proxy and to serve, if elected.

We note that there can be no assurances given that Mr. Palmer, if elected, will be successful in persuading other members of the board to adopt any of his suggestions, because Mr. Palmer would only constitute one member out of seven, a minority position.

MR. KEVIN V. SCHIEFFER

Mr. Schieffer is currently a self-employed investor.  From 1996 to 2008, Mr. Schieffer served as the President and Chief Executive Officer of Cedar American Rail Holdings, Inc. (and Dakota, Minnesota & Eastern Railroad Corporation and Iowa, Chicago & Eastern Railroad Corporation).  He is also trained as an attorney, and has served in a number of legal capacities, including serving as a United States Attorney for the State of South Dakota (1991-1993) and managing partner of a law firm based in Sioux Falls (1993-1996).  He also served as Chief of Staff to Senator Larry Pressler (R-South Dakota) from 1982 to 1991.

Mr. Schieffer received his J.D. in 1986 from the Georgetown University Law Center, and he received his B.A. from the University of South Dakota in 1982.  He was an Adjunct Professor of Law at Georgetown University Law Center (1990-1991).

Mr. Schieffer, age 53, resides in Sioux Falls, South Dakota.  He is the beneficial owner of 116,365 shares.  He has consented to being named in this proxy and to serve, if elected.

We note that there can be no assurances given that Mr. Schieffer, if elected, will be successful in persuading other members of the board to adopt any of his suggestions, because Mr. Schieffer would only constitute one member out of seven, a minority position.

We expect that our nominees will be able to stand for election but in the event that they are unable to serve or for good cause will not serve, the shares represented by the enclosed WHITE proxy card will be voted for substitute nominees, as may be permitted by applicable law.  In addition, we reserve the right to nominate substitute persons if HF Financial makes or announces any changes to its charter documents or takes or announces any other action that has, or if consummated would have, the effect of disqualifying our nominees, as may be permitted by applicable law.  In any such case, shares represented by the enclosed WHITE proxy card will be voted for our substitute nominees.

WHO CAN VOTE AT THE ANNUAL MEETING

The record date for determining shareholders entitled to notice of and to vote at the Annual Meeting is October 17, 2011 (the “Record Date”).  Shareholders of the Company as of the Record Date are entitled to one vote at the Annual Meeting for each share of Common Stock held on the Record Date. It is anticipated that the proxy statement that will be filed by the Company will state the number of shares issued and outstanding on the Record Date.

HOW TO VOTE BY PROXY

To elect the PL Capital Group’s nominees to the board, if you are a record holder (namely, you own your HF Financial stock in certificate form), you can vote by marking your vote on the WHITE proxy card we have enclosed, signing and dating it, and mailing it in the postage-paid envelope we have provided.  If your shares are held in “street name” by a broker, nominee, fiduciary or other custodian, follow the directions given by the broker, nominee, fiduciary or other custodian regarding how to instruct them to vote your shares.  Your broker, nominee, fiduciary or other custodian may permit you to vote by the Internet or by telephone.  Whether you plan to attend the Annual Meeting or not, we urge you to vote your shares now.  Please contact our proxy solicitor D.F. King & Co., Inc. at (800) [•]-[•] if you require assistance in voting your shares.  This proxy statement and the accompanying form of WHITE proxy card are available at www.dfking.com/hffc.

Properly executed proxies will be voted in accordance with the directions indicated thereon. If you sign the WHITE proxy card but do not make any specific choices, your proxy will vote your shares as follows:

●
“FOR” the election of our nominees to the board of directors, Mr. John W. Palmer and Mr. Kevin V. Schieffer, and “FOR” the persons who have been nominated by the Company to serve as Director, other than Mr. [•] and Mr. [•].

●	“FOR” the ratification of the appointment of Eide Bailly, LLP as the independent registered public accounting firm for the Company for the fiscal year ending June 30, 2012.

For purposes of any adjournment, proxies will be voted at the discretion of the persons named as proxies in the attached proxy card.

You should refer to the Company’s proxy statement and form of proxy distributed by the Company for the names, backgrounds, qualifications and other information concerning the Company’s nominees.  The PL Capital Group is NOT seeking authority to vote for and will NOT exercise any authority for Mr. [•] and Mr. [•], two of the Company’s three nominees.  There is no assurance that the Company’s other nominee, Mr. [•], will serve if elected with the PL Capital Group’s nominees.

Rule 14a-4(c)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), governs our use of our discretionary proxy voting authority with respect to a matter that is not known by us a reasonable time before our solicitation of proxies.  It provides that if we do not know, a reasonable time before making our solicitation, that a matter is to be presented at the meeting, then we are allowed to use our discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in this proxy statement.  If any other matters are presented at the Annual Meeting for which we may exercise discretionary voting, your proxy will be voted in accordance with the best judgment of the persons named as proxies on the attached proxy card.  At the time this Proxy Statement was mailed, we knew of no matters which needed to be acted on at the Annual Meeting, other than those discussed in this Proxy Statement.

If any of your shares are held in the name of a brokerage firm, bank, bank nominee or other institution on the record date, only that entity can vote your shares and only upon its receipt of your specific instructions.  Accordingly, please contact the person responsible for your account at such entity and instruct that person to execute and return the WHITE proxy card on your behalf.  You should also sign, date and mail the voting instruction from your broker or banker sends you when you receive it (or, if applicable, vote by following the instructions supplied to you by your bank or brokerage firm, including voting by telephone or via the internet).  Please do this for each account you maintain to ensure that all of your shares are voted.

A large number of banks and brokerage firms are participating in a program that allows eligible shareholders to vote by telephone or via the Internet.  If a shareholder’s bank or brokerage firm is participating in the telephone voting program or Internet voting program, then such bank or brokerage firm will provide the shareholder with instructions for voting by telephone or the Internet on the voting form.  Telephone and Internet voting procedures, if available through a shareholder’s bank or brokerage firm, are designed to authenticate shareholders’ identities to allow shareholders to give their voting instructions and to confirm that their instructions have been properly recorded.  Shareholders voting via the Internet should understand that there might be costs that they must bear associated with electronic access, such as usage charges from Internet access providers and telephone companies.  If a shareholder’s bank or brokerage firm does not provide the shareholder with a voting form, but the shareholder instead receives our WHITE proxy card, then such shareholder should mark our proxy card, date it and sign it, and return it in the enclosed envelope.

VOTING AND PROXY PROCEDURES

The board of directors of HF Financial is divided into three classes of directors having staggered terms of three years.  If elected, Mr. Palmer and Mr. Schieffer would serve for three-year terms expiring in 2014.  Shareholders of HF Financial are not permitted to cumulate their votes for the election of directors.

The presence, in person or by proxy, of a majority of the shares of Common Stock outstanding entitled to vote at the Annual Meeting will constitute a quorum.  Proxies relating to “street name” shares that are voted by brokers on some but not all of the matters before shareholders at the Annual Meeting will be treated as shares present for purposes of determining the presence of a quorum on all matters, but will not be entitled to vote at the Annual Meeting on those matters as to which authority to vote is not given to the broker (“broker non-votes”).  Accordingly, broker non-votes will not affect the outcome of the election of directors, and are not counted in determining whether a matter requiring approval of a majority of the shares present and entitled to vote has been approved.

At this meeting, proxies relating to “street name” shares will not be voted for the election of directors unless the shareholder gives instructions on how to vote the shareholder’s shares.

Since the PL Capital Group is only proposing two nominees for the board of directors, if the PL Capital Group nominees are elected, the Company’s nominee with the highest number of shares voted in such nominee’s favor will also be elected.  If Mr. Palmer and Mr. Schieffer are elected, the PL Capital Group would obtain minority representation on the Company’s board of directors (namely, two of seven seats).

The election of Mr. Palmer and Mr. Schieffer requires the affirmative vote of a plurality of the votes present in person or represented by proxy at the Annual Meeting.  Assuming the presence of a quorum at the Annual Meeting, all other proposals to be voted on at the Annual Meeting will require the affirmative vote of a majority of the Common Stock present in person or represented by proxy at the Annual Meeting.

THE PL CAPITAL GROUP URGES YOU TO VOTE FOR THE ELECTION OF MR. PALMER AND MR. SCHIEFFER AS DIRECTORS OF HF FINANCIAL AS SOON AS POSSIBLE.  PROXIES SOLICITED BY THIS PROXY STATEMENT MAY BE EXERCISED ONLY AT THE ANNUAL MEETING (AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF) IN ACCORDANCE WITH YOUR INSTRUCTIONS AND WILL NOT BE USED FOR ANY OTHER MEETING.

A proxy given pursuant to this solicitation may be revoked at any time before it is voted. If you are a record holder, you may revoke your proxy and change your vote by: (1) the timely delivery of a duly executed proxy bearing a later date, (2) providing timely written notice of revocation to the Company’s Corporate Secretary at the Company’s principal executive offices at 225 South Main Avenue, Sioux Falls, South Dakota 57104, or (3) attending the Annual Meeting and giving oral notice of your intention to vote in person.  If you are the beneficial owner of shares held in street name, you may revoke your proxy and change your vote: (1) by submitting new voting instructions to your broker, bank or other nominee in accordance with their voting instructions, or (2) if you have obtained a legal proxy from your bank, broker or other nominee giving you the right to vote your shares in person, by attending the Annual Meeting, presenting the completed legal proxy to the Company and voting in person.  You should be aware that simply attending the Annual Meeting will not in and of itself constitute a revocation of your proxy.

Only holders of record as of the close of business on the Record Date will be entitled to vote at the Annual Meeting.  If you were a shareholder of record on the Record Date, you will retain your voting rights for the Annual Meeting even if you sell your shares after the Record Date.  Accordingly, it is important that you vote the shares held by you on the Record Date, or grant a proxy to vote such shares, even if you sell such shares after the Record Date.

IMPORTANT:  If you wish to support Mr. Palmer and Mr. Schieffer , please sign, date and return only the PL Capital Group’s WHITE proxy card.  If you later vote on management’s [•] proxy (even if it is to withhold authority to vote for management’s nominees), you will revoke your previous vote for Mr. Palmer and Mr. Schieffer .

ALTHOUGH YOU MAY VOTE MORE THAN ONCE, ONLY ONE PROXY WILL BE COUNTED AT THE ANNUAL MEETING, AND THAT WILL BE YOUR LATEST-DATED, VALIDLY EXECUTED PROXY.

If you have already sent a [•] proxy to management of the Company, you can revoke that proxy by signing, dating and mailing the WHITE proxy card or by voting in person at the Annual Meeting.

IF YOU SIGN THE WHITE PROXY CARD AND NO MARKING IS MADE, YOU WILL BE DEEMED TO HAVE GIVEN A DIRECTION TO VOTE THE HF FINANCIAL COMMON STOCK REPRESENTED BY THE WHITE PROXY CARD FOR THE ELECTION OF MR. PALMER AND MR. SCHIEFFER AND FOR THE PERSONS WHO HAVE BEEN NOMINATED BY THE COMPANY TO SERVE AS DIRECTOR, OTHER THAN MR. [•] AND MR. [•], AND FOR THE RATIFICATION OF EIDE BAILLY, LLP AS THE COMPANY’S INDEPENDENT AUDITORS.

SOLICITATION OF PROXIES; EXPENSES

The entire expense of preparing and mailing this Proxy Statement and any other soliciting material and the total expenditures relating to the solicitation of proxies (including, without limitation, costs, if any, related to advertising, printing, fees of attorneys, financial advisors, solicitors, accountants, public relations, transportation and litigation) will be borne by the PL Capital Group.  In addition to the use of the mails, proxies may be solicited by the PL Capital Group, other Participants (as defined below) and/or their employees by telephone, telegram, and personal solicitation, for which no additional compensation will be paid to those persons engaged in such solicitation.  Banks, brokerage houses, and other custodians, nominees, and fiduciaries will be requested to forward solicitation material to the beneficial owners of the Common Stock that such institutions hold, and PL Capital Group will reimburse such institutions for their reasonable out-of-pocket expenses.

The PL Capital Group has retained D.F. King & Co., Inc., a proxy solicitation firm, to assist in the solicitation of proxies at a fee estimated not to exceed $[•], plus reimbursement of reasonable out-of-pocket expenses.  Approximately [•] persons will be utilized by that firm in its solicitation efforts.

The PL Capital Group estimates that its total expenditures relating to the solicitation of proxies will be approximately $[•] (including, without limitation, costs, if any, related to advertising, printing, fees of attorneys, financial advisors, solicitors, accountants, public relations, transportation, and litigation).  Total cash expenditures to date relating to this solicitation have been approximately $[•].

The PL Capital Group intends to seek reimbursement from the Company for its actual expenses in connection with this solicitation.  If elected, the PL Capital Group and its nominees will submit the matter to a vote of the Company’s board of directors.  The Company’s board of directors may vote to submit the matter to a vote of the Company’s shareholders.  If elected to the Company’s board of directors, Mr. Palmer and Mr. Schieffer  intend to vote in favor of reimbursing the PL Capital Group and submitting the matter to a vote of the Company’s shareholders.  If the matter is submitted to a vote of the Company’s shareholders, the PL Capital Group will vote its shares in favor of such reimbursement and will accept the results of such shareholder vote.

CERTAIN INFORMATION REGARDING THE PARTICIPANTS

The PL Capital Group consists of Financial Edge Fund, L.P. (“Financial Edge Fund”); PL Capital, LLC (“PL Capital”); Goodbody/PL Capital, LLC (“Goodbody/PL LLC”); Financial Edge-Strategic Fund, L.P. (“Financial Edge Strategic”; PL Capital/Focused Fund, L.P. (“Focused Fund”); Goodbody/PL Capital, L.P. (“Goodbody/PL LP”); PL Capital Advisors, LLC (“PL Capital Advisors”); Richard J. Lashley; John W. Palmer; Beth R. Lashley; PL Capital Defined Benefit Pension Plan ("PL Capital Pension Plan"); and Dr. Robin Lashley.  The PL Capital Group expressly disclaims beneficial ownership of securities held by Kevin V. Schieffer and the Kevin V. Schieffer Grantor Retained Annuity Trust (the “Grantor Trust”).  The securities reported herein as being beneficially owned by the PL Capital Group do not include any securities held by Mr. Schieffer and the Grantor Trust.

By virtue of Mr. Schieffer agreeing to serve as a nominee for election to the Company’s board of directors in connection with the nomination of director candidates by the PL Capital Group, Mr. Schieffer and the Grantor Trust, established for the benefit of family members of Mr. Schieffer, with Mr. Schieffer as the sole trustee, may be deemed to constitute a “group” with the PL Capital Group for purposes of Section 13(d)(3) of the Exchange Act.  Mr. Schieffer and the Grantor Trust expressly disclaim beneficial ownership of securities held by the PL Capital Group.  The securities reported herein as being beneficially owned by Mr. Schieffer and the Grantor Trust do not include any securities held by any member of the PL Capital Group.

PL Capital is a Delaware limited liability company.  Messrs. Lashley and Palmer are the managing members and owners of PL Capital. The principal business of PL Capital is serving as general partner of (1) Financial Edge Fund, a Delaware limited partnership (2) Financial Edge Strategic, a Delaware limited partnership, and (3) Focused Fund, a Delaware limited partnership.

PL Capital Advisors is a Delaware limited liability company.  Messrs. Palmer and Lashley are the managing members and owners of PL Capital Advisors.  PL Capital Advisors is the investment advisor to Financial Edge Fund, Financial Edge Strategic, Goodbody/PL LP and Focused Fund.

Goodbody/PL LLC is a Delaware limited liability company.  Messrs. Lashley and Palmer are the managing members and owners of Goodbody/PL LLC. The principal business of Goodbody/PL LLC is serving as general partner of Goodbody/PL LP.

The business address of Financial Edge Fund, Financial Edge Strategic, Focused Fund, PL Capital, Goodbody/PL LP, Goodbody/PL LLC, PL Capital Advisors, PL Capital Pension Plan, Mr. Palmer and Mr. Lashley is:  c/o PL Capital, LLC, 20 East Jefferson Avenue, Suite 22, Naperville, Illinois 60540.

Each of the limited partnerships and companies managed by PL Capital, PL Capital Advisors and Goodbody/PL LLC invest primarily in equity and debt securities issued by publicly traded banks.  The principal employment of Messrs. Palmer and Lashley is investment management through PL Capital, PL Capital Advisors and Goodbody/PL LLC.  Mr. Lashley resides at 2 Trinity Place, Warren, NJ  07059.  Mr. Palmer resides at 4216 Richwood Court, Naperville, IL  60540.

Beth Lashley is the spouse of Richard Lashley.  Her business address is c/o PL Capital LLC, 20 East Jefferson Avenue, Suite 22, Naperville, Illinois 60540.

Dr. Robin Lashley is a college professor at a campus of Kent State University in Ohio, and the sister of Richard Lashley.  Her business address is c/o PL Capital LLC, 20 East Jefferson Avenue, Suite 22, Naperville, Illinois 60540.

The principal employment of Kevin Schieffer is a self-employed investor through Schieffer Consulting, Inc., located at 1601 E. 16th Street, Suite 300, Sioux Falls, South Dakota 57108.  Mr. Schieffer resides at 5704 S. Prairie View Court, Sioux Falls, South Dakota 57108.

Each of the members of the PL Capital Group identified in this proxy statement, Mr. Schieffer and the Grantor Trust are participants in the solicitation conducted with this Proxy Statement.  Each of them is referred to in this Proxy Statement as a “Participant” and collectively they are the “Participants.”

Appendix A lists certain information regarding ownership of the Common Stock by the Participants and transactions in the Common Stock made by the Participants during the past two years.  Collectively, the Participants beneficially own 688,717 shares of Common Stock, or approximately 9.9% of the outstanding shares of Common Stock.  Collectively, the PL Capital Group beneficially owns 572,252 shares of Common Stock, or approximately 8.2% of the outstanding shares of Common Stock.  The PL Capital Group may change or alter its investment strategy at any time to increase or decrease its holdings in HF Financial.

No Participant has during the last ten years been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

Except as set forth herein, no Participant is now, or within the past year has been, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company (including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies).  With respect to Financial Edge Fund, Financial Edge Strategic and Focused Fund, PL Capital is entitled to an allocation of a portion of profits, if any.  With respect to Financial Edge Fund, Financial Edge Strategic, Focused Fund, and Goodbody/PL LP, PL Capital Advisors is entitled to a management fee based upon a percentage of total capital.  With respect to Goodbody/PL LP, Goodbody/PL LLC is entitled to an allocation of a portion of profits, if any.

There are no material proceedings to which any Participant or any associate of any Participant is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.  Except as described herein, no Participant and no associate of any Participant has any interest in the matters to be voted upon at the Annual Meeting, other than an interest, if any, as a shareholder of the Company.

Except as described herein or in Appendix A, neither any Participant nor any associate of any Participant (1) has engaged in or has a direct or indirect interest in any transaction or series of transactions since the beginning of the Company’s last fiscal year, or in any currently proposed transaction, to which the Company or any of its subsidiaries is a party where the amount involved was in excess of $120,000; (2) has been indebted to the Company or any of its subsidiaries; (3) has borrowed any funds for the purpose of acquiring or holding any securities of the Company, or is presently, or has been within the past year, a party to any contract, arrangement or understanding with any person with respect to either any securities of the Company, any future employment by the Company or its affiliates, or any future transaction to which the Company or any of its affiliates will or may be a party; or (4) is the beneficial or record owner of any securities of the Company or any parent or subsidiary thereof.

The PL Capital Group has not paid any compensation to Mr. Palmer or Mr. Schieffer solely as a result of them becoming nominees of the PL Capital Group at the Annual Meeting.  The partnerships managed by PL Capital will generally reimburse, or indemnify Mr. Palmer and Mr. Schieffer for any expenses, and/or liabilities, each may incur in connection with the Annual Meeting.  There are no other arrangements or understandings with Mr. Palmer and Mr. Schieffer other than as set forth herein.

OTHER MATTERS

The PL Capital Group anticipates that the Company’s proxy statement will contain information regarding (1) the security ownership of management and beneficial owners of more than 5% of the Common Stock; (2) the committees of the Company’s board of directors, including the nominating, compensation and audit committees (and information about audit committee financial experts); (3) the meetings of the Company’s board of directors and all committees thereof; (4) the background and qualifications of the nominees of the Company’s board of directors; (5) the Company’s leadership structure and the board’s oversight of risk management; (6) the compensation and remuneration paid and payable to the Company’s directors and management, and other compensation related information; (7) the attendance of members of the Company’s board of directors at the annual meeting; (8) the Company’s policies and procedures for the review, approval or ratification of transactions with related persons; (9) the Company’s director nomination process; (10) the independence of the Company’s directors; (11) shareholder communication with the Company’s board of directors; (12) the deadline for submitting shareholder proposals for inclusion in the Company’s proxy statement for the 2012 annual meeting of shareholders under Rule 14a-8 of the Exchange Act; (13) the date after which a notice of shareholder proposal submitted outside the process of Rule 14a-8 is considered untimely; and (14) the Company’s independent registered public accounting firm and the fees paid to such firm.  The PL Capital Group has no knowledge of, or responsibility for, the accuracy of the Company’s disclosures in its proxy materials.

ADDITIONAL INFORMATION

The information concerning HF Financial contained in this proxy statement has been taken from, or is based upon, publicly available information.  Although we do not have any information that would indicate that any information contained in this proxy statement concerning HF Financial is inaccurate or incomplete, we do not take responsibility for the accuracy or completeness of such information.

HF Financial files annual, quarterly and special reports, proxy statements and other information with the SEC.  You may read and copy any reports, statements or other information that the Company files with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.  These SEC filings are also available to the public from commercial document retrieval services and at the Internet website maintained by the SEC at www.sec.gov.

The Participants have filed a Schedule 13D, as amended, with the SEC, the exhibits of which include some of the PL Capital Group’s correspondence with HF Financial concerning the matters described herein.  These materials may be accessed from the SEC’s website free of charge.

YOUR VOTE IS IMPORTANT

NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN WE ARE SEEKING YOUR SUPPORT.  PLEASE VOTE FOR MR. PALMER AND MR. SCHIEFFER.  ONLY YOUR LATEST DATED PROXY COUNTS.  EVEN IF YOU HAVE ALREADY RETURNED A [•] PROXY TO THE COMPANY’S BOARD OF DIRECTORS, YOU HAVE EVERY LEGAL RIGHT TO REVOKE IT BY RETURNING A WHITE PROXY TO US AS PROVIDED BELOW.

IF YOU ARE A RECORD HOLDER, PLEASE VOTE BY SIGNING, DATING, AND MAILING IN THE ENCLOSED POSTAGE-PAID ENVELOPE THE ENCLOSED WHITE PROXY CARD AS SOON AS POSSIBLE.  IF YOUR SHARES ARE HELD IN “STREET NAME” BY A BROKER, NOMINEE, FIDUCIARY OR OTHER CUSTODIAN, FOLLOW THE DIRECTIONS GIVEN BY THE BROKER, NOMINEE, FIDUCIARY OR OTHER CUSTODIAN REGARDING HOW TO INSTRUCT THEM TO VOTE YOUR SHARES.  YOUR BROKER, NOMINEE, FIDUCIARY OR OTHER CUSTODIAN MAY PERMIT YOU TO VOTE BY THE INTERNET OR BY TELEPHONE.

This proxy statement and the accompanying form of WHITE proxy card are available at www.dfking.com/hffc.  If you have any questions or require any assistance, please contact D.F. King & Co., Inc., proxy solicitors for the PL Capital Group, at the following address and telephone number:

D.F. KING & CO.,INC. 48 Wall Street New York, NY 10005 Toll Free: 1-800-549-6746

Please feel free to call or email the PL Capital Group at the following:

Mr. Richard J. Lashley, Principal	Mr. John W. Palmer, Principal
PL Capital, LLC	PL Capital, LLC
466 Southern Blvd.	20 East Jefferson Avenue
Chatham, NJ 07928	Suite 22
(973) 360-1666	Naperville, IL 60540
(973) 360-1720 (fax)	(630) 848-1340
RLashley@PLCapitalllc.com	(630) 848-1342 (fax)
JPalmer@PLCapitallc.com

Sincerely,

Richard J. Lashley	John W. Palmer
The PL Capital Group	The PL Capital Group

October [•], 2011

Appendix A

Name and Address	Shares Held Beneficially	Percent of Class	Shares Held By Non-Participant Associates
Richard J. Lashley 2 Trinity Place Warren, NJ 07059	572,252 (1)	8.2%	0
John W. Palmer 4216 Richwood Court Naperville, IL 60540	567,852 (2)	8.1%	0
Kevin V. Schieffer Kevin V. Schieffer Grantor Retained Annuity Trust 5704 Prairie View Court Sioux Falls, SD 57108	116,365	1.7%	0
Beth R. Lashley 2 Trinity Place Warren, NJ 07059	2,000	<0.1%	0
PL Capital, LLC 20 East Jefferson Avenue, Suite 22 Naperville, Illinois 60540	529,905	7.6%	0
PL Capital Advisors, LLC 20 East Jefferson Avenue, Suite 22 Naperville, Illinois 60540	556,095	8.0%	0
Financial Edge Fund, L.P. 20 East Jefferson Avenue, Suite 22 Naperville, Illinois 60540	255,316	3.7%	0
Financial Edge-Strategic Fund, L.P. 20 East Jefferson Avenue, Suite 22 Naperville, Illinois 60540	93,588	1.3%	0
PL Capital/Focused Fund, L.P. 20 East Jefferson Avenue, Suite 22 Naperville, Illinois 60540	169,344	2.4%	0
Goodbody/PL Capital, LLC 20 East Jefferson Avenue, Suite 22 Naperville, Illinois 60540	37,847	0.5%	0
Goodbody/PL Capital, L.P. 20 East Jefferson Avenue, Suite 22 Naperville, Illinois 60540	37,847	0.5%	0
PL Capital Defined Benefit Pension Plan 20 East Jefferson Avenue, Suite 22 Naperville, Illinois 60540	11,657	0.2%	0
Robin Lashley 20 East Jefferson Avenue, Suite 22 Naperville, Illinois 60540	2,000	<0.1%	0

(1)	Includes 500 shares held by Mr. Lashley of record and 2,000 shares held jointly with his spouse Beth Lashley in street name.

(2)	Includes 100 shares held by Mr. Palmer in street name.

In aggregate, the Participants own 688,717 shares of Common Stock of the Company acquired at a cost of $7,255,061.  The amount of funds expended by each entity or person is as follows:

Entity:	Shares Held:	Total Cost($):
Financial Edge Fund	255,316	$2,611,818
Financial Edge Strategic	93,588	954,782
Goodbody/PL LP	37,847	359,030
Focused Fund	169,344	1,681,125
Richard Lashley	500	6,259
Richard and Beth Lashley	2,000	17,009
John Palmer	100	919
Dr. Robin Lashley	2,000	19,425
PL Capital Defined Benefit Pension Plan	11,657	97,671
Kevin V. Schieffer Grantor Retained Annuity Trust	116,365	1,507,023
TOTAL	688,717	$7,255,061

The funds used by Financial Edge Fund, Financial Edge Strategic, Goodbody/PL LP and Focused Fund came from their available capital and from time to time by margin provided by BNP Paribas Prime Brokerage, Inc. (“BNP Paribas”) on such firms’ usual terms and conditions.  The amount of funds expended by Mr. Palmer to acquire the shares held in his name came from his available personal capital.  The amount of funds expended by Mr. and Mrs. Lashley to acquire the shares held in their names came from their available personal capital.  The amount of funds expended by Dr. Robin Lashley came from her available personal capital.  The amount of funds expended by the PL Capital Pension Plan came from its available capital.  The amount of funds expended by the Kevin V. Schieffer Grantor Retained Annuity Trust came from its available capital.

All or part of the shares of Common Stock owned by Participants may from time to time be pledged with one or more banking institutions or brokerage firms as collateral for loans made by such entities to Participants.  Such loans, if any, generally bear interest at a rate based upon the federal funds rate plus a margin.  Such indebtedness, if any, may be refinanced with other banks or broker-dealers.  As of the date of this filing, no Participant has margin or other loans outstanding secured by Common Stock except Financial Edge Fund, Financial Edge Strategic, Focused Fund and Goodbody/PL LP.

No Participant is required to file reports under Section 16 of the Exchange Act, with respect to the Common Stock.

Transactions In Stock of the Company

During the past two years, the following Common Stock transactions were made by the Participants.

Financial Edge Fund, L.P.
Transaction Date	Number of Shares (Sold) Purchased
11/20/2009	56,000
12/17/2009	(100)
12/30/2009	200
12/31/2009	200
8/31/2010	200
3/3/2011	9,699
3/7/2011	100
3/10/2011	794
3/11/2011	121
3/14/2011	1,945
3/21/2011	19
3/28/2011	200
4/15/2011	8
4/18/2011	2,500
4/21/2011	103
4/26/2011	5,397
4/27/2011	9
4/28/2011	9,000
5/2/2011	1,590
5/3/2011	1,500
5/4/2011	20
5/6/2011	500
5/11/2011	3,900
5/13/2011	300
5/17/2011	3,000
5/18/2011	11,280
5/19/2011	3,000
5/20/2011	4,618
5/26/2011	2,000
5/27/2011	1,500
6/1/2011	5,890
6/8/2011	924
6/9/2011	100
6/10/2011	100
6/14/2011	1,500
7/8/2011	479
7/25/2011	1,552
7/28/2011	300
7/29/2011	2,100
8/1/2011	508
8/3/2011	3,310

Goodbody/PL Capital, L.P.
Transaction Date	Number of Shares (Sold) Purchased
11/20/2009	22,000
12/30/2009	100
12/31/2009	100
3/1/2010	(200)
3/2/2010	(34,800)
4/28/2011	1,250
5/2/2011	1,100
5/3/2011	300
5/6/2011	225

Financial Edge Strategic Fund, L.P.
Transaction Date	Number of Shares (Sold) Purchased
11/20/2009	22,000
12/30/2009	100
12/31/2009	100
3/3/2011	5,000
4/18/2011	1,000
4/28/2011	3,500
5/2/2011	1,250
5/3/2011	1,000
5/5/2011	233
5/6/2011	200
5/17/2011	1,500
5/19/2011	1,521
5/26/2011	1,065
5/27/2011	1,646
5/31/2011	31
6/13/2011	388
6/14/2011	1,300
6/15/2011	2,104
7/19/2011	2,000

PL Capital/Focused Fund, L.P.
Transaction Date	Number of Shares (Sold) Purchased
11/20/2009	50,000
12/30/2009	100
12/31/2009	200
4/18/2011	1,000
4/28/2011	2,343
5/2/2011	1,250
5/3/2011	500
5/10/2011	767
5/17/2011	1,684
5/26/2011	1,000

John W. Palmer
Transaction Date	Number of Shares (Sold) Purchased
8/16/2011	100

Richard & Beth Lashley
Transaction Date	Number of Shares (Sold) Purchased
11/20/2009	2,000

Richard J. Lashley
Transaction Date	Number of Shares (Sold) Purchased
n/a	n/a

Robin Lashley
Transaction Date	Number of Shares (Sold) Purchased
10/2/2009	993
10/5/2009	7
11/20/2009	1,000

PL Capital Defined Benefit Pension Plan
Transaction Date	Number of Shares (Sold) Purchased
12/1/2009	10,000

Kevin V. Schieffer Grantor Retained Annuity Trust
Transaction Date	Number of Shares (Sold) Purchased
8/18/2009	2,000
9/24/2009	1,400
9/25/2009	2,000
9/28/2009	2,000
9/29/2009	600
9/30/2009	900
10/7/2009	1,500
10/8/2009	1,500
10/19/2009	1,000
10/22/2009	1,000
10/28/2009	1,500
10/29/2009	1,000
11/2/2009	3,000
11/6/2009	1,000
11/10/2009	1,000
11/12/2009	500

PRELIMINARY COPY, SUBJECT TO CHANGE, DATED OCTOBER 11, 2011

PROXY

THIS PROXY IS SOLICITED BY THE PL CAPITAL GROUP IN OPPOSITION TO THE BOARD OF DIRECTORS OF HF FINANCIAL, INC.

2011 ANNUAL MEETING OF SHAREHOLDERS

The undersigned hereby appoints Mr. Phillip M. Goldberg, Mr. Peter D. Fetzer and Mr. Richard H. Grubaugh, and each of them, attorneys and agents with full power of substitution, as Proxy for the undersigned, to vote all shares of common stock, par value $0.01 per share, of HF Financial, Inc. (“HF Financial” or the “Company) which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at the [•] on December 13, 2011 at [•] a.m., Central Time, or any adjournments or postponements thereof and at any meeting called in lieu thereof (the “Annual Meeting”).

This proxy, when properly executed , will be voted in the manner directed herein by the undersigned shareholder.  Unless otherwise specified, this proxy will be voted “FOR” the election of the PL Capital Group’s Nominees as Director and the Company Nominee as noted below, and “FOR” the ratification of the appointment of Eide Bailly, LLP as the Company’s independent auditor.  This proxy revokes all prior proxies given by the undersigned.  The PL Capital Group recommends that you vote “FOR” the election of the PL Capital Group’s Nominees John W. Palmer and Kevin V. Schieffer as Directors and the Company Nominee as noted below, and “FOR” the ratification of the appointment of Eide Bailly, LLP as the Company’s independent auditor.

1.	ELECTION OF DIRECTORS- To elect Mr. John W. Palmer and Mr. Kevin V. Schieffer

   FOR ALL    [  ]                                WITHHOLD ALL    [  ]

Instruction: To withhold authority to vote for the election of any nominee(s), write the name(s) of such nominee(s) in the following space (you can withhold authority for either Mr. Palmer and Mr. Schieffer, jointly or individually by writing one or both names in the following space below or withholding authority for both by marking an X next to the WITHHOLD ALL box above):

The PL Capital Group intends to use this proxy to vote for the persons who have been nominated by the Company to serve as Director, other than the Company nominees noted below.  There is no assurance that any of the candidates who have been nominated by the Company will serve as Directors if the PL Capital Group’s nominees are elected.  You should refer to the Company’s proxy statement and form of proxy distributed by the Company for the names, backgrounds, qualifications and other information concerning  the Company’s nominees.  The PL Capital Group is NOT seeking authority to vote for and will NOT exercise any authority for Mr. [•] and Mr. [•], two of the Company’s nominees.

Note: If you do not wish for your shares to be voted “FOR” the persons who have been nominated by the Company to serve as Director, other than Mr. [•] and Mr. [•], write the name of the Company nominee in the following space below:

2.	RATIFICATION OF THE APPOINTMENT OF EIDE BAILLY, LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR HF FINANCIAL, INC. FOR THE YEAR ENDING JUNE 30, 2011.

   FOR    [  ]                                    AGAINST    [  ]                                               ABSTAIN    [  ]

IMPORTANT:  PLEASE SIGN AND DATE ON THE REVERSE SIDE.

In his discretion, each Proxy is authorized to vote upon such other business that may properly come before the Annual Meeting and any and all adjournments or postponements thereof, as provided in the proxy statement provided herewith.

Dated:
Signature:
Signature (if held jointly):
Title:

Please sign exactly as your name(s) appear on the proxy card(s) previously sent to you.  When shares are held by joint tenants, both should sign.  When signing as an attorney, executor, administrator, trustee, or guardian, please give full title as such.  If a corporation, please sign in full corporation name by the President or other duly authorized officer.  If a partnership, please sign in partnership name by authorized person.  This proxy card votes all shares held in all capacities.

PLEASE SIGN, DATE, AND MAIL THIS PROXY CARD TODAY

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on December 13, 2011.  This proxy statement and the accompanying form of WHITE proxy card are available at www.dfking.com/hffc.